CERTIFICATE OF AMENDMENT            Exhibit 3.3
                                 OF
                    CERTIFICATE OF INCORPORATION
                                 OF
                   DOVER DOWNS ENTERTAINMENT, INC.



     IT IS HEREBY CERTIFIED THAT:

     1. The name of the Corporation is DOVER DOWNS ENTERTAINMENT, INC. (hereinafter, the "Corporation").

     2. The Certificate of Incorporation of the Corporation is hereby amended by striking out paragraph (a) of Article FOURTH in its entirety and substituting in lieu of said paragraph (a) the following new paragraph (a):

     "FOURTH: (a) Authorized Capital Stock. The total number of shares of stock which the Corporation shall have the authority to issue is 131,000,000 shares, consisting of: 75,000,000 shares of Common Stock, which shares shall have a par value of $.10 per share; 55,000,000 shares of Class A Common Stock, which shares shall have a par value of $.10 per share; and 1,000,000 shares of Preferred Stock, which shares shall have a par value of $.10 per share."

     3. The Certificate of Incorporation of the Corporation is hereby further amended by striking out Article SEVENTH in its entirety and substituting in lieu of said Article SEVENTH, the following new Article
SEVENTH:

     "SEVENTH: The property and business of this corporation shall be managed by a Board of up to ten directors. The directors shall be divided into three classes. The first class (Class I) shall consist of four (4) directors and the term of office of such class shall expire at the Annual Meeting of Stockholders in 2000. The second class (Class
II) shall consist of three (3) directors and the term of office of such class shall expire at the Annual Meeting of Stockholders in 1998. The third class (Class III) shall consist of three (3) directors and the term of office of such class shall expire at the Annual Meeting of Stockholders in 1999. At each annual election, commencing at the next Annual Meeting of Stockholders in 1998, the successors of the class of directors whose term expires at that time shall be elected to hold office for the term of three years to succeed those whose term expires, so that the term of office of one class of directors shall expire in each year. Each director shall hold office for the term for which he is elected or appointed or until his successor shall be elected and qualified, or until his death or until he shall resign. Directors need not be stockholders nor residents of the State of Delaware.

               Notwithstanding any of the provisions of this Certificate of Incorporation or the by-laws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, this Certificate of Incorporation or the by-laws of the Corporation), any director or the entire Board of Directors of the Corporation may be removed at any time, but only for cause, and only at a meeting of the stockholders called for that purpose by the affirmative vote of the holders of 75% or more of the shares of the Corporation entitled to vote at an election of directors.

               Nominations for the election of directors may be made by the Board of Directors or by any stockholder entitled to vote for the election of directors. Such nominations shall be made by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to the secretary of the Corporation not less than 14 days nor more than 60 days prior to any meeting of the stockholders called for the election of directors; provided, however, that if less than 21 days' notice of the meeting is given to stockholders, such written notice shall be delivered or mailed, as prescribed, to the Secretary of the Corporation not later than the close of business on the seventh day following the day on which notice of the meeting was mailed to stockholders. Notice of nominations which are proposed by the Board of Directors shall be given by the Chairman on behalf of the Board.

               Each such notice shall set forth (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee and (iii) the number of shares of stock of the Corporation which are beneficially owned by each such nominee.

               The Chairman of the meeting may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and, if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded."

     4. This Certificate of Amendment to Certificate of Incorporation as herein certified has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

     5. The effective time of this Certificate of Amendment to Certificate of Incorporation shall be upon filing.

     IN WITNESS WHEREOF, this Certificate of Amendment of Certificate of Incorporation is executed this 30th day of June, 1998.

                              Dover Downs Entertainment, Inc.


                              BY:   /s/ Denis McGlynn
                                 Denis McGlynn, President and
                                 Chief Executive Officer